EXHIBIT 4.1

NEITHER THIS PROMISSORY NOTE NOR THE SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

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RENOVARO BIOSCIENCES INC.

Form of 5% Original Issue Discount Convertible Promissory Note

Due September 5, 2024

This 5% Original Issue Discount Convertible Promissory Note (this “Note”) is issued this 5th day of September, 2023 (the “Original Issue Date”), by RENOVARO BIOSCIENCES INC., a Delaware corporation (the “Borrower”), to [ ] (together with its permitted successors and assigns, the “Holder”). This Note has been issued in connection with that certain Note Purchase Agreement dated September 5, 2023, by and among the Investors party thereto, including the Holder, and the Borrower (the “2023 Purchase Agreement”) as one of a series of convertible promissory notes issuable thereunder (collectively, the “Notes”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2023 Purchase Agreement.

FOR VALUE RECEIVED, the Borrower hereby promises to pay to the Holder or his, her or its permitted successors and assigns the principal sum of [ ] DOLLARS ($[ ]), plus all accrued interest (in accordance with Section 1 herein) on or before (subject to the terms and conditions herein) September 5, 2024 (the “Maturity Date”).

This Note is subject to the following additional provisions:

1.	Interest; Prepayments.

1.1           Interest. Interest shall accrue from the Original Issue Date at the rate of 12% per annum, compounded on, and added to the balance hereunder on, a yearly basis on each anniversary of the Original Issue Date. The Company will pay interest quarterly, in arrears, in cash, on the first day of each quarter of each year following the Issue Date prior to the maturity of this Note, or if any such day is not a Trading Day, on the next succeeding Trading Day. Notwithstanding the immediately foregoing, at the option of the Holder, interest may accrue on this Note on a quarterly basis. All accrued and unpaid interest shall be due and payable in full upon maturity, conversion or prepayment of this Note, as provided herein. All cash payments received by the Holder in respect of this Note shall be applied first to accrued interest and thereafter to the repayment of the outstanding Principal Amount.

1.2            Prepayments. This Note may be prepaid at any time during the period from the Original Issue Date until the Maturity Date.

2.	Events of Default.

2.1            Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a)           the Borrower fails to authorize and/or issue Qualified Financing Securities or Conversion Securities (each as defined below) in accordance with the terms of this Note; provided, however, that for purposes of this provision, such failure to issue such Conversion Securities shall not be deemed to occur until ten (10) Business Days after the date of any conversion of this Note pursuant to Section 3 (“Conversion Date”); or

(b)           the Borrower shall commence, or there shall be commenced against the Borrower, a proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Borrower; or there is commenced against the Borrower any such bankruptcy, insolvency or other proceeding which remains un-dismissed for a period of sixty-one (61) days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property, which continues un-discharged or un-stayed for a period of sixty one (61) days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing.

2.2           Acceleration. During the time that any portion of this Note is outstanding, if any Event of Default has occurred and any applicable cure period has expired, the Holder, at its option, may declare that the full principal amount of this Note, together with any accrued interest and other amounts owed pursuant to any other provision of this Note or any other Transaction Document are immediately due and payable in cash (an “Acceleration”). The Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind; and immediately and without expiration of any grace period, the Holder may enforce any and all rights and remedies hereunder and all other remedies available under applicable law. Furthermore, a declaration of an Event of Default may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect or impair any of the Holder’s rights with respect to any subsequent Event of Default.

3.	Conversion.

3.1           Conversion Upon a Qualified Equity Financing. After the Original Issue Date and prior to the Maturity Date, if the Borrower sells and issues common stock (“Qualified Financing Securities”) in an amount of at least $10 million (excluding any converting Notes) in a financing transaction conducted for the principal purpose of raising capital (a “Qualified Financing”), then any principal, currently due interest, accrued interest or other amounts due and payable under this Note (collectively, the “Outstanding Amount”) as of the Conversion Date shall be automatically converted into Qualified Financing Securities. The number of shares of Qualified Financing Securities that may be issued upon a conversion pursuant to this Section 3.1 shall equal the quotient obtained by dividing (i) the Outstanding Amount, by (ii) the Qualified Financing Conversion Price. At least five (5) Business Days prior to the consummation of a Qualified Financing, the Borrower shall provide notice to the Holder of such Qualified Financing, the anticipated date of the consummation of such Qualified Financing and a description of the terms of the Qualified Financing. For the purpose of this Section 3.1, “Qualified Financing Conversion Price” shall mean 95% of the price per share paid by the purchasers of the Qualified Financing Securities in the Qualified Financing; provided, however, the Qualified Financing Conversion Price shall not be lower than $4.50.

3.2           Conversion Upon Maturity. Upon the Maturity Date, if a Qualified Financing has not occurred, the entire Outstanding Amount shall be automatically converted into shares of Common Stock of the Company (the “Maturity Conversion Securities”). The number of shares of Maturity Conversion Securities to be issued upon a conversion under this Section 3.2 shall equal the quotient obtained by dividing (i) the Outstanding Amount, by (ii) the Maturity Conversion Price. For the purpose of this Section 3.2, “Maturity Conversion Price” shall mean the closing sale price of the Common Stock on the Nasdaq Stock Market on the Maturity Date; provided, however, the Maturity Conversion Price shall not be lower than $4.50.

3.3           Conversion Mechanics. Upon the occurrence of any conversion pursuant to this Section 3, the Borrower shall deliver a stock certificate to the Holder prior to the close of the fifth (5th) Business Day after a Conversion Date, and the Holder shall physically surrender this Note to the Borrower in connection with such conversion. Prior to any Conversion Date, the Borrower shall authorize, designate and reserve sufficient shares of Qualified Financing Securities or Maturity Conversion Securities, as applicable, such that upon any Conversion Date, such securities are available for issuance without further corporate action of the Borrower.

4.             Payment Upon a Change in Control. In the event of a Change in Control, the Holder shall be entitled to payment upon such Change in Control in the amount of 105% of the principal amount of this Note, which shall be payable upon the closing of such a Change in Control and shall be in full satisfaction of the Outstanding Amount under this Note. A “Change in Control” shall mean of (a) an acquisition after the date hereof by an individual or legal entity or group of more than 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction. For the avoidance of doubt, the business combination transaction with Gedi Cube Intl Ltd, or any affiliate thereof, shall not be considered a Change in Control.

5.             No Stockholder Rights. Except to the extent provided in the Transaction Documents, this Note shall not entitle the Holder to any of the rights of a shareholder of the Borrower, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Borrower, unless and to the extent converted into Qualified Financing Securities or Maturity Conversion Securities in accordance with the terms hereof. In the event this Note is converted into Qualified Financing Securities, as a condition to receiving the investor rights applicable to purchasers of the Qualified Financing Securities the Holder will be required to become party to the transaction agreements generally agreed to by such purchasers.

6.             Transferability. This Note has been issued subject to investment representations of the original Holder hereof and, subject to this Section 6, may be transferred to (a) any entity controlled by the Holder, (b) any investors in the Holder or their direct assignees or (c) any other accredited investors or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”), and other applicable state and foreign securities laws. Prior to due presentment for transfer of this Note, the

Borrower and any agent of the Borrower may treat the person in whose name this Note is duly registered on the Borrower’s Note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary.

7.             Replacement. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and an agreement to indemnify Borrower for any resulting claims, all reasonably satisfactory to the Borrower.

8.             Waiver. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

9.             Severability. If any provision of this Note is invalid, illegal or unenforceable, the Outstanding Amount of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note.

10.          Payment Dates; Payment Order of Priority. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. All payments received shall be applied in the following order of priority:

(i) first to any amounts due to the Holder for accrued but unpaid interest on this Note; and (ii) then, to principal of this Note.

11.           WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

12.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state and federal courts sitting in State of Delaware in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

13.           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Borrower or the Holder, as applicable, at their address as set forth on the signature page to the Purchase Agreement, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 13. If notice is given to the Borrower, a copy shall also be sent (which shall not constitute “notice”) to Clayton E. Parker, Esq. of K&L Gates LLP, counsel for the Borrower, by electronic mail to clayton.parker@klgates.com.

14.           Entire Agreement. This Note, together with the other Transaction Documents, constitutes and contains the entire agreement of the Borrower and the Holder with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Borrower and Holder respecting the subject matter hereof.

[The Remainder of this Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by a duly authorized officer as of the Original Issue Date.

RENOVARO BIOSCIENCES INC.

By:
Name:	Mark Dybul, M.D.
Title:	Chief Executive Officer

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